Exhibit 99.1

News Release

	For:	Whitehall Jewellers, Inc.
	Contact:	John R. Desjardins
		Executive Vice President
IMMEDIATE RELEASE		312.762.9751
WHITEHALL JEWELLERS, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS
....Whitehall Sets Record Date and Special Meeting of Shareholders Date...
     Chicago, Illinois, December 9, 2005 — Whitehall Jewellers, Inc. (OTC: jwlr.pk, the “Company”) today reported financial results for the third quarter ended October 31, 2005.
     As previously disclosed, the Company plans to close 77 unprofitable stores and to liquidate approximately $44 million of primarily unproductive inventory in those stores. The Company expects these stores to close by February 2006. In connection with store closings and other restructuring activities, the Company recorded certain expenses in the third quarter of 2005. The four most significant accounting entries impacting third quarter results were: (i) a $17.9 million inventory valuation allowance primarily associated with inventory liquidation sales being conducted in 77 closing stores, (ii) a $5.4 million non-cash charge related to the impairment of long-lived store fixed assets of the 77 closing stores, and a $0.5 million non-cash impairment charge for stores that will remain open, (iii) higher professional fees and interest expense associated primarily with the bridge loan agreement and the extension of the senior credit facility, both entered into on October 3, 2005 and (iv) the Company did not record an income tax benefit associated with the pre-tax loss for the third quarter of fiscal 2005.
     The Company reported total third quarter sales of $58.9 million compared to $63.3 million for the third quarter last year. Net loss for the third fiscal quarter of 2005 was $42.9 million compared to net loss of $8.3 million for the same period a year ago.
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Net loss per share of $3.07 in the third quarter compares to net loss per share of $0.60 for the third quarter of last year.
     For the nine-month period ended October 31, 2005, the Company reported sales of $198.3 million compared to $208.7 million last year. Net loss was $71.9 million versus a net loss of $15.2 million for the same period a year ago. Net loss per share for the nine-month period was $5.15 compared to net loss per share of $1.09 for the nine-month period last year.
     Robert L. Baumgardner, Chief Executive Officer, commented, “The Company is focused on the Christmas selling season. Thanks to the support of our investors, banks and in particular the vendor community, the Company has received the assortments necessary to compete during the holiday season.”
     Mr. Baumgardner continued, “With the trimming of our store base and underproductive inventory, we will be positioned to focus on improving the productivity in our remaining stores.”
     On December 7, 2005 the Company received $2,094,346 from the exercise of warrants resulting in the issuance of 2,792,462 Whitehall common shares to the Prentice and Holtzman investors.
     Whitehall also announced today that it has set a date of January 19, 2006 for its special meeting of shareholders to consider various proposals relating to previously announced financing transactions with Prentice Capital Management, L.P. and Holtzman Opportunity Fund, L.P. and a record date of today, December 9, 2005, for the determination of shareholders of record to vote at this meeting.
About Whitehall Jewellers
Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 389 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Safe Harbor Statement
This release contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of management of the Company as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion” and similar expressions and their variants, as they relate to the Company or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this release with respect to future events, the outcome of which is subject to certain risks, including the factors described below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements. The following factors, among others, may impact forward-looking statements contained in this release: (1) our ability to execute our business strategy and our continued net losses and declines in comparable store sales; (2) our ability to manage our liquidity and to obtain adequate financing on acceptable terms and the effect on us if an event of default were to occur under any of the Company’s financing arrangements; (3) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (4) reduced levels of mall traffic caused by economic or other factors; (5) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (6) the high degree of fourth quarter seasonality of our business and the impact on the Company’s sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel and disruptions caused by the loss of key personnel; (9) the availability, terms and cost of consumer credit; (10) relationships with suppliers including the timely delivery to the Company of appropriate merchandise on acceptable payment, delivery and other terms; (11) our ability to maintain adequate information systems capacity and infrastructure; (12) our leverage and cost of funds and changes in interest rates that may increase financing costs; (13) developments relating to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement with Prentice Capital and Holtzman Opportunity Fund, including the impact of any adverse developments with respect to such agreements, that may require the Company to seek new financing, for which there can be no assurance of availability on acceptable terms or at all; (14) the lease termination and other expenses that we will incur in connection with closing stores and the revenues we achieve in the liquidation of their inventory and associated inventory valuation allowances taken; (15) our ability to maintain adequate loss prevention measures, especially in connection with stores expected to be closed; (16) fluctuations in raw material prices, including diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of the Company’s future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney’s Office, the SEC investigation, and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.
- tables to follow -
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Whitehall Jewellers, Inc.
Statements of Operations
For the three months and nine months ended October 31, 2005 and 2004
(unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	October 31,	October 31,	October 31,	October 31,
	2005	2004	2005	2004

Net sales	$58,876	$63,340	$198,285	$208,652

Cost of sales (including buying and occupancy expenses)	44,062	45,781	140,362	142,731
Inventory valuation allowance	17,920	—	17,920	—
Impairment of long-lived assets	5,933	—	9,003	—

Gross (loss) profit	(9,039)	17,559	31,000	65,921

Selling, general and administrative expenses	27,147	26,724	82,484	80,754
Professional fees and other charges	2,978	1,428	5,207	5,725
Impairment of Goodwill	—	—	5,662	—

Loss from operations	(39,164)	(10,593)	(62,353)	(20,558)

Interest expense	3,696	1,240	7,116	3,240

Loss before income taxes	(42,860)	(11,833)	(69,469)	(23,798)

Income tax (benefit) expense	—	(3,525)	2,420	(8,610)

Net loss	$(42,860)	$(8,308)	$(71,889)	$(15,188)

Basic earnings per share:

Net loss	$(3.07)	$(0.60)	$(5.15)	$(1.09)

Weighted average common share and common share equivalents	13,975	13,948	13,966	13,941

Diluted earnings per share:

Net loss	$(3.07)	$(0.60)	$(5.15)	$(1.09)

Weighted average common share and common share equivalents	13,975	13,948	13,966	13,941

For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Whitehall Jewellers, Inc.
Balance Sheets
(unaudited, in thousands)

	October 31,	January 31,	October 31,
	2005	2005	2004
ASSETS
Current Assets:
Cash	$1,749	$2,206	$1,296
Restricted cash	10,520	—	—
Accounts receivable, net	2,476	2,688	2,006
Merchandise inventories, net	185,683	183,676	201,558
Other current assets	2,627	383	1,311
Current income tax benefit	253	3,959	10,955
Deferred financing costs	2,257	360	301
Deferred income taxes, net	—	2,255	2,764

Total current assets	205,565	195,527	220,191

Property and equipment, net	39,978	54,200	55,355
Goodwill, net	—	5,662	5,662
Deferred income taxes, net	—	902	—
Deferred financing costs	2,405	539	528

Total assets	$247,948	$256,830	$281,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolver loans	$93,335	$73,793	$101,928
Bridge Term Loan, net of unaccreted discount	28,477	—	—
Accounts payable	46,281	60,076	57,341
Customer deposits	3,037	3,042	3,232
Accrued payroll	5,346	3,829	4,134
Other accrued expenses and credits	15,990	14,587	18,063

Total current liabilities	192,466	155,327	184,698

Accounts payable	22,291	—	—
Deferred income taxes, net	—	—	2,685
Warrants	2,094	—	—
Other long-term liabilities and credits	6,268	4,880	3,616

Total liabilities	223,119	160,207	190,999

Commitments and contingencies	—	—	—

Stockholders’ equity:
Common stock	18	18	18
Class B common stock	—	—	—
Additional paid-in capital	106,027	106,123	106,207
(Accumulated Deficit)\Retained earnings	(42,461)	29,428	24,123
Treasury stock, at cost (4,088,149, 4,108,703, and 4,114,112 shares, respectively)	(38,755)	(38,946)	(39,611)
Total stockholders’ equity, net	24,829	96,623	90,737

Total liabilities and stockholders’ equity	$247,948	$256,830	$281,736

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For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com